Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUORUM HEALTH CORPORATION

Quorum Health Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

(1) The name of the Corporation is Quorum Health Corporation.

(2) The Corporation’s original certificate of incorporation was filed with the Secretary of the State of Delaware on July 27, 2015.

(3) This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the Corporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(4) Pursuant to Section 103(d) of the DGCL, this Amended and Restated Certificate of Incorporation shall become effective at 12:01 a.m. (Eastern Time) on April 29, 2016 (the “Effective Time”).

(5) The text of the Amended and Restated Certificate of Incorporation of the Corporation as further amended hereby is restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Quorum Health Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Rd Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A. Authorized Shares. The total number of all shares of all classes of capital stock which the Corporation shall have the authority to issue is 400,000,000 shares, divided into two classes, of which 300,000,000 shares of par value $0.0001 per share shall be designated Common Stock, and 100,000,000, shares of par value $0.0001 per share shall be designated Preferred Stock.

B. Recapitalization. Upon the effectiveness of this Amended and Restated Certificate of Incorporation, each of the 1,000 shares of Common Stock that are issued and outstanding immediately before such effectiveness shall be reclassified, subdivided and changed into 28,438.547 shares of Common Stock.

C. Common Stock.

1. Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

2. Voting Rights. Except as otherwise required by law, or this Amended and Restated Certificate of Incorporation, every holder of Common Stock shall be entitled to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the books of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

D. Preferred Stock.

1. Issuance. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of the Preferred Stock of the Corporation from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation relating to any series of Preferred Stock.

2. Amendment. Except as may otherwise be required by law or this Amended and Restated Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of Common Stock of the Corporation.

ARTICLE V

MEETINGS OF STOCKHOLDERS

A. No Stockholder Action by Written Consent. Unless otherwise provided by statute, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the voting of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

B. Special Meetings. Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute may only be called by the Board of Directors, the Chairman of the Board of Directors, if one shall have been elected, or the Chief Executive Officer.

ARTICLE VI

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A. Number of Directors. Except as otherwise fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office, but in no event shall the number of directors be fewer than three. No director need be a stockholder.

B. Term of Office. Each director shall hold office for a term expiring at the next annual meeting of stockholders and until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

D. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, either with or without cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least a majority of the voting power of all issued and outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

E. Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VI, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation or in the resolution or resolutions of the Board of Directors relating to the issuance of such Preferred Stock.

F. Written Ballot Not Required. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall otherwise provide.

G. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted under the law of the State of Delaware, including the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment to or repeal of this Article VII shall not adversely affect any right or protection of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the DGCL as so amended without further action by either the Board of Directors or the stockholders of the Corporation.

ARTICLE VIII

INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), brought by reason of the fact that such person (the “Indemnitee”) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against all expense, liability, losses and claims (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding.

ARTICLE IX

BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the voting power of all of the issued and outstanding shares of the capital stock of the Corporation entitled to vote thereon.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

SEVERABILITY.

If any provision of this Amended and Restated Certificate of Incorporation is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully separable, and this Amended and Restated Certificate of Incorporation shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Amended and Restated Certificate of Incorporation shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Notwithstanding the foregoing, if any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable, but only as applied to any person or entity or specific circumstance, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and the application of such provision to other persons or entities shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 29th day of April, 2016.

QUORUM HEALTH CORPORATION

By:	/s/ Michael J. Culotta
	Name:	Michael J. Culotta
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the QHC Amended and Restated Certificate of Incorporation]